EXHIBIT 99.1

FOR RELEASE February 19, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Appoints Robert A. Berg as Vice President of Global Sales

THE WOODLANDS, Texas — February 19, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, has appointed Robert A. Berg to the new position of vice president of global sales.

Berg brings to UniPixel more than 25 years of sales and marketing management experience in the touch solutions, printed and flexible circuits industries, including a strong track record of exceeding revenue and profitability targets, improving time-to-market performance, and establishing global sales channels and supply chain partnerships.

“Robert joins us at a pivotal time in the commercial roll out of touch-screens based on our UniBoss™ pro-cap, multi-touch sensor film,” said Reed Killion, UniPixel’s president and CEO. “He strengthens our team with a tremendous wealth of industry-specific experience and achievement, along with strong leadership ability and an extraordinary skill-set that is ideally suited to the challenges ahead.”

Prior to joining UniPixel, Berg held several management positions of increasing responsibility at Multek, an $800 million manufacturer of specialty printed circuits, coated film materials, LCD displays, and touch sensor assemblies. He began at Multek as senior director of sales and marketing, and was soon promoted to vice president and general manager of the company’s $30 million specialty materials, where he led the start-up of a newly created touch-sensor materials business. He was eventually promoted to vice president of sales, marketing and strategy, where he spearheaded strategic business development and marketing initiatives for the printed electronics business group.

Before Multek, Berg served as national sales manager of Matrix USA, a privately held Canadian distributor in the North American Printed Circuit Board industry. Prior to Matrix USA, he served as national sales manager at Panasonic Electric Works (Matsushita Electronic Materials), a Japanese manufacturer of multi-layered printed circuit board materials. Previous to Panasonic Electric Works, he held the position of vice president of east coast OEM sales at Advance Transformer Company (division of Philips Electronics).

Berg has served on the board of directors at JuiJiang Flex Co. LTD, and is a member of IPC’s Association of Connecting Electronic Industries. He received his Bachelor of Science in Marketing and Finance from Excelsior College of Albany, New York.

The appointment of Berg follows the recent announcement of a multi-million dollar preferred price and capacity license agreement with a Major PC maker to introduce products with UniBoss-based Touch Screens. UniPixel granted the PC maker a limited exclusive license in the notebook market segment for UniBoss Performance Engineered Film technology that provides the licensee priority development, dedicated production capacity and preferred pricing. The license can be extended to the PC maker’s supply chain, including third-party manufacturing partners, touch panel module manufactures, controller manufactures, LCD makers and original design manufacturers.

The PC maker looks to take advantages of the unique characteristics of UniBoss touch screen technology, which include higher touch response and sensitivity, superior touch distinction, better durability, lower power requirements, and extensibility to many sizes and form factors. UniBoss also promises lower production costs versus standard ITO-based touch technology, including lower material costs, fewer steps in the manufacturing process and a simplified supply chain.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2011. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com